Exhibit 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

Kansas City Southern Announces Planned Transition of Michael R. Haverty
From Executive Chairman to Non-Executive Chairman of the Board

Kansas City, MO, August 8, 2013 - Kansas City Southern (KSU) (NYSE:KSU) today announced, in furtherance of its long-term succession planning, Michael R. Haverty will transition from his current position of executive chairman and employee of the Company, to non-executive chairman of the board of directors and will also become chairman of the executive committee of the board effective September 30, 2013.

“I advised the board yesterday that it was time to step away from being an executive of the Company in what has been a well-executed succession plan,” Haverty said. “It was three years ago the first of this month that I moved up to executive chairman and Dave Starling became KCS's chief executive officer. We have a strong, experienced management team now. Plus this year marks my 50th anniversary of starting in the railroad industry as a switchman/brakeman in Atchison, Kansas, so the timing is appropriate to transition to non-executive chairman at the end of next month,” Haverty continued.

Haverty will remain on the Board of Directors, a position he was elected to by the shareholders at the May 3, 2012 Annual meeting, and will continue to serve as Chairman of the Board, a position he was elected to by the board at the May 2, 2013 Annual meeting. Starling will continue as KCS's Chief Executive Officer and President, and also as a member of the board, a position he was elected to by the shareholders at the May 2, 2013 Annual meeting.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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